Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-122428, 333-124624, 333-149388, 333-158731, 333-175813, and 333-197627 on Form S-8 and Registration Statement Nos. 333-223019, and 333-226253 on Form S-3 of our reports dated February 11, 2021, relating to the consolidated financial statements of NorthWestern Corporation and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of NorthWestern Corporation for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
February 12, 2021